Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Mistras Group, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-164688 and 333-217047) on Form S-8 of Mistras Group, Inc. and subsidiaries of our report, dated February 28, 2019, with respect to the consolidated financial statements of Onstream Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2017, which appears in this Current Report on Form 8-K/A.

/s/ KPMG, LLP

KPMG, LLP

Chartered Professional Accountants

February 28, 2019
Calgary, Canada